EXHIBIT 99.1
Magnum Hunter Announces
Mid-Year 2011 Proved Oil & Gas Reserves

Reserves Up 133% From Year-End 2010
Present Value Up 141% From Year-End 2010
Resource Potential Exceeds 450 Million Barrels (equivalent)

FOR IMMEDIATE RELEASE - Houston, TX - (Market Wire) – July 14, 2011 – Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE Amex: MHR-PrC) (NYSE Amex: MHR-PrD) (the “Company” or “Magnum Hunter”) announced today a 133% increase in the quantity of the Company’s estimated total proved reserves at June 30, 2011 as compared to December 31, 2010. The present value of estimated future cash flows, before income taxes, of the Company’s estimated total proved reserves as of mid-year 2011, discounted at 10% (“PV-10”), also increased 141% as compared to six months ago at year-end 2010.

Magnum Hunter’s total proved reserves increased by 17.8 million barrels of oil equivalent (Boe) to 31.2 million Boe (55% crude oil & ngl; 50% proved developed producing) as of June 30, 2011 as compared to 13.4 million Boe (51% crude oil & ngl; 44% proved developed producing) at December 31, 2010. The Company’s reserve life (R/P ratio) was approximately 17.3 years as of June 30, 2011.

The Company’s PV-10 at June 30, 2011 increased by $250 million or 141% to $428 million from $178 million at December 31, 2010. Under new SEC guidelines, the commodity prices used in the December 31, 2010 and June 30, 2011 PV-10 estimates were based on the 12-month unweighted arithmetic average of the first day of the month price for the periods January 1, 2010 through December 31, 2010, and July 1, 2010 through June 30, 2011, respectively, adjusted by lease for transportation fees and regional price differentials. For crude oil and ngl volumes, the average West Texas Intermediate posted price of $89.96 per barrel at June 30, 2011, was up 13% from the average price of $79.43 per barrel at December 31, 2010. For natural gas volumes, the average price of the Henry Hub spot price of $4.20 per million British thermal units (“MMBTU”) at June 30, 2011 was down (4%) from the $4.37 per MMBTU at December 31, 2010. All prices were held constant throughout the estimated economic life of the properties.

Note:  PV-10 is a non-GAAP financial measure and should not be considered as an alternative to the standardized measure of discounted future net cash flows as defined under GAAP; see “Non-GAAP Measures: Reconciliation to Standardized Measure” below for the Company’s definition of PV-10 and a reconciliation to the standardized measure.

The Company’s June 30, 2011 total proved reserves of 31.2 million Boe reflect an organic growth of 6% from the Company’s pro forma proved reserves of 29.4 million Boe as of December 31, 2010, when including the proved reserves related to the Company’s acquisition of the assets of NGAS Resources, Inc. and NuLoch Resources, Inc., which occurred on April 13, 2011 and May 3, 2011, respectively. Magnum Hunter’s first half of fiscal year 2011 organic extensions and discoveries from drilling activities replaced the Company’s estimated production through June 30, 2011 by a factor of four times. When including the first six months of fiscal year 2011’s property acquisition activities, the replacement of production factor for the first six months of fiscal year 2011 increased by approximately 20 times.

The estimates of Magnum Hunter’s total proved reserves as of December 31, 2010 and June 30, 2011 were prepared by the Company’s third-party engineering consultants.

Resource Potential

The Company’s internal engineering team has evaluated the resource potential of Magnum Hunter’s existing undeveloped lease acreage position in our three unconventional shale plays.  The undeveloped acreage evaluated includes 652,419 gross acres and 347,547 net acres to Magnum Hunter’s ownership interest.  The estimate of the Company’s resource potential is summarized by region as follows:

		Net Unrisked	Net Risked Reserves
		Reserves	(MMboe)
Area	Reservoir	(MMboe)	50%	75%

Eagle Ford Hunter	Eagle Ford	39	20	29
Williston Hunter	Bakken / Sanish	114	57	86
Triad Hunter	Marcellus / Utica	265	133	199
NGAS Hunter	Devonian Shale (Huron/Weir)	44	22	33

Total		462	231	347

Drilling Locations

The current number of total new drilling locations in Magnum Hunter’s inventory today is approximately 4,000 of which 1,350 are identified drilling locations in these three unconventional resource plays, net to the Company’s interest. The net unrisked resource potential of 462 million barrels of oil equivalent is approximately 48% crude oil and natural gas liquids

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia, Kentucky, Ohio, Texas, and North Dakota and Saskatchewan, Canada. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale.
Non-GAAP Measures: Reconciliation to Standardized Measure

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release. PV-10 is the present value of the estimated future cash flows from estimated total proved reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future cash flows are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating the Company. We believe that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry. However, PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

The standardized measure of discounted future net cash flows relating to Magnum Hunter Resources total proved oil and gas reserves is as follows (in thousands):

(Unaudited) As of June 30,
2011

Future cash inflows	$1,621,498
Future production costs	477,761
Future development costs	231,692
Future income tax expense	174,980
Future net cash flows	737,065
10% annual discount for estimated timing of cash flows	407,323
Standardized measure of discounted future net cash flows related to proved reserves	$329,742

Reconciliation of Non-GAAP Measure
PV-10	$428,204
Less: Income taxes
Undiscounted future income taxes	(174,980)
10% discount factor	76,518
Future discounted income taxes	(98,462)

Standardized measure of discounted future net cash flows	$329,742

For more information, please view our website at http://www.magnumhunterresources.com/

Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, estimates of oil and natural gas resource potential, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other, the following: adverse economic conditions in the United States and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this document.  Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. We urge readers to review and consider disclosures we make in our public filings made from time to time with the Securities and Exchange Commission that discuss factors germane to our business, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

The U.S. Securities and Exchange Commission (“SEC”) requires oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. In this press release, we use the term “resource potential” to describe the Company’s internal estimates of volumes of oil and natural gas that are not classified as proved reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques. This is a broader description of potentially recoverable volumes than probable and possible reserves, as defined by SEC regulations. Estimates of unproved resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company. We believe our estimates of unproved resources and future drillsites are reasonable, but such estimates have not been reviewed by independent engineers. Estimates of unproved resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

References to reserves and future net revenue in this press release have been determined in accordance with the SEC guidelines and the United States Financial Accounting Standards Board (“U.S. Rules”) and not in accordance with National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). The practice of preparing production and reserve quantities data under NI 51-101 differs from the U.S. Rules. The primary differences between the two reporting requirements include: (i) NI 51-101 requires disclosure of proved and probable reserves; the U.S. Rules require disclosure of only proved reserves; (ii) NI 51-101 requires the use of forecast prices in the estimation of reserves; the U.S. Rules require the use of 12-month average prices which are held constant; (iii) NI 51-101 requires disclosure of reserves on a gross (before royalties) and net (after royalties) basis; the U.S Rules require disclosure on a net (after royalties) basis; (iv) the Canadian standards require disclosure of production on a gross (before royalties) basis; the U.S. Rules require disclosure on a net (after royalties) basis; and (v) NI 51-101 requires that reserves and other data be reported on a more granular product type basis than required by the U.S. Rules.

Magnum Hunter Contact:	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545